Exhibit 8.1

LIST OF SUBSIDIARIES OF HOLLYSYS AUTOMATION TECHNOLOGIES LTD.

Subsidiaries	Jurisdiction of incorporation
Hollysys International Pte. Limited	Singapore
Hollysys (Asia Pacific) Pte. Limited	Singapore
Hollysys Automation India Private Limited	India
Gifted Time Holdings Limited	British Virgin Islands
Clear Mind Limited	British Virgin Islands
World Hope Enterprises Limited	Hong Kong
Concord Solutions (HK) Limited	Hong Kong
Beijing Helitong Science & Technology Exploration Co., Ltd.	PRC
Hollysys Group Co., Ltd.	PRC
Beijing Hollysys Co., Ltd.	PRC
Hangzhou Hollysys Automation Co., Ltd.	PRC
Hangzhou Hollysys System Engineering Co., Ltd.	PRC
Beijing Hollysys Electronics Technology Co., Ltd.	PRC
Hollysys (Beijing) Investment Co., Ltd.	PRC
Beijing Yuanhe Technology Development Co., Ltd.	PRC
Xi’an Hollysys Co., Ltd.	PRC
Beijing Hollysys Industrial Software Company Ltd.	PRC
HollySys Smart Energy Technology (Beijing) Co., Ltd.	PRC
Shandong Lukang Pharmaceutical Engineering Design Co., Ltd.	PRC
Xuzhou Hollysys Valve Technology Co., Ltd.	PRC
Beijing Hollysys Intelligent Technologies Co., Ltd.	PRC
Beijing HollySys System Integration Co., Ltd.	PRC
Beijing HollySys Control Technology Co., Ltd.	PRC
Beijing HollySys Education Technology Co., Ltd.	PRC
Xiamen HollySys Co., Ltd.	PRC
HollySys Intelligent Transportation Technology (Chengdu) Co., Ltd.	PRC
Beijing HollySys Digital Equipment Co., Ltd	PRC
Xi’an Hollysys Intelligent Manufacturing Technology Co., Ltd	PRC
Concord Corporation Pte. Ltd.	Singapore
Concord Electrical Sdn. Bhd.	Malaysia
Concord M Design and Engineering Company Limited	Macau
Concord Electrical, Inc.	Philippines
Bond Corporation Pte. Ltd.	Singapore
Bond M&E Pte. Ltd.	Singapore
Bond M&E Sdn. Bhd.	Malaysia
Bond M&E (KL) Sdn. Bhd.	Malaysia
PT Hollysys Automation Indonesia	Indonesia

VIE	Jurisdiction of incorporation
Concord Electrical Contracting Ltd.	Qatar